FORM 3

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                  OMB APPROVAL
                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response . . . . 0.5

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940


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     1.  Name and Address of Reporting Persons

          Larry Austin
          14 Greenbriar Lane
          Dix Hills, New York  11746
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     2.   Date of Event Requiring Statement
            (Month/Day/Year)

          1/22/1998
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     3.  IRS or Social Security Number of Reporting Person (Voluntary)


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     4.   Issuer Name and Ticker or Trading Symbol

          Paramount Financial Corporation "PARA" and "PARAW"

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     5.  Relationship of Reporting Person to Issuer
                   (Check all applicable)

           X      Director          10% Owner
          ----                ----
                  Officer           Other (specify below)
          ----    (give       ----
                  title
                  below)


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     6.  If Amendment, Date of
         Original (Month/Day/Year)

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     7.  Individual or Joint/Group Filing (Check Applicable Line)

           X   Form filed by One Reporting Person
          ----

          ____ Form filed by More than One Reporting Person

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     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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      Title of Security    2. Amounts of  3. Ownership       4. Nature of
      (Instr. 4)              Securities     Form: Direct (D)   Indirect
                              Beneficially   or Indirect (I)    Beneficial
                              Owned          (Instr. 5)         Ownership
                              (Instr. 4)                        (Instr. 5)
      -----------------      -------------   ---------------   --------------

       None
      -----------------      -------------   ---------------   --------------


      -----------------      -------------   ---------------   --------------


      -----------------      -------------   ---------------   --------------


      -----------------      -------------   ---------------   --------------
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                             (Print or Type Responses)

     Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                        (over)
                                                               SEC 1473 (7-96)

          TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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           1. Title of      2. Date Exer-          3. Title and Amount of
              Derivative       cisable and            Securities Underlying
              Security         Expiration             Derivative Security
              (Instr. 4)       Date                   (Instr. 4)
                               (Month/Day/
                               Year)
                           ---------------------  --------------------------
                            Date         Expira-               Amount
                            Exer-        tion         Title    or
                            cisable      Date                  Number
                                                               of
                                                               Shares
      -------------------   ---------    -------    --------   ------------

       None
      -------------------   ---------    -------    --------   ------------


      -------------------   ---------    -------    --------   ------------


      -------------------   ---------    -------    --------   ------------


      -------------------   ---------    -------    --------   ------------

           4. Conver-          5. Ownership                 6. Nature of
              sion or             Form of                      Indirect
              Exercise            Derivative                   Beneficial
              Price of            Security:                    Ownership
              Deri-               Direct                       (Instr. 5)
              vative              (D) or
              Security            Indirect
                                  (I)
                                  (Instr. 5)
           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

           -----------------   --------------------------   -------------

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     Explanation of Responses:






                           /s/ Larry Austin                  April 1, 1998
                         -------------------------------    ---------------
                         **Signature of Reporting Person         Date
                                 Larry Austin

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                            SEC 1473 (7-96)